EXHIBT 99.1

NEWS RELEASE

For Immediate Release	Contact:	Thomas A. Young, Jr.
May 3, 2004		Paul M. Harbolick, Jr.
(703) 814-7200

Alliance Bankshares Reports 1st Quarter Results
Successful Offering Positions Company for Growth
Total Assets Grow to $460 Million

Fairfax, VA — (NASDAQ:ABVA) Alliance Bankshares Corporation today released first quarter 2004 financial results marking the Company’s fifteenth consecutive quarterly profit. The Company reported quarterly earnings of $642 thousand compared to $1.1 million for the first quarter of 2003. In addition, the company generated $879 thousand in securities gains in 2003 compared to $299 thousand in 2004 or a decrease of $580 thousand.

“We are very pleased with the results of our first quarter. During the third and fourth quarters of 2003, we expanded our retail banking base by opening branches in Ballston and Tyson’s Corner, and in February 2004, our mortgage banking unit, Alliance Home Funding opened a new office in Reston. Not only have we realized the full impact of the additional overhead associated with these new locations, but, we made investments in senior lending personnel in the first quarter. New loan growth coupled with the $25 million in new capital raised in late February 2004 should increase profitability in subsequent quarters” said Thomas A. Young, Jr., President and Chief Executive Officer.

The company issued an additional 1,481,470 shares in a secondary stock offering in February 2004 which was well received and over-subscribed. The new capital will allow us to continue to expand our franchise and maintain a well capitalized position.

Earnings per share, diluted amounted to $.15 for the first quarter of 2004 compared to $.33 for the same quarter in 2003 (as adjusted for the impact of the three-for-two stock split in the form of a stock dividend that took place September 29, 2003.

Total assets amounted to $460 million compared to $319 million as of March 31, 2003 or a 44.3% increase. The loan portfolio grew to $125 million or $33 million greater than the March 31, 2003 level of $92 million. Our deposits amounted to $352 million as of March 31, 2004, or 39.0% greater than the 2003 level of $253 million. As of March 31, 2004, we had $14 million in Loans Held for Sale compared to $32 million as of March 31, 2003. The decline in the Loans Held for Sale is attributed to the soft mortgage banking market in the first quarter of 2004 and faster investor funding of loan sales. Investment securities amounted to $194 million as March 31, 2004 or $57 million greater than the March 31, 2003 level of $137 million.

“The results for the quarter reflect the balancing of our expansionary activities with profitability. As we enter the prime home buying season, we are seeing indications of increasing mortgage banking activities, which traditionally, are heaviest in the spring and summer months which should lead to increased profitability. ” said Thomas P. Danaher, Chairman of the Board of Directors.

Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.

Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.

More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.

* * *

ALLIANCE BANKSHARES CORPORATION
Balance Sheets

	March 31,	December 31,	March 31,
	2004*	2003	2003*
	(Dollars in thousands, except per share)
ASSETS
Cash and due from banks	$23,962	$11,321	$25,591
Federal funds sold	99,641	32,709	29,789
Investment securities available-for-sale, at fair value	193,481	174,999	136,730
Investment securities held-to-maturity, at amortized cost	100	100	100
Loans held for sale	14,076	13,033	31,509
Loans, net of unearned discount and fees	124,713	118,762	92,415
less: allowance for loan losses	(1,509)	(1,444)	(1,153)

Loans, net	123,204	117,318	91,262
Premises and equipment, net	1,971	1,764	1,436
Other assets	3,719	5,494	2,417

TOTAL ASSETS	$460,154	$356,738	$318,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$142,884	$88,874	$116,595
Interest-bearing deposits	208,716	187,865	136,423

Total deposits	351,600	276,739	253,018
Repurchase agreements and other borrowed funds	31,486	35,251	24,367
Federal Home Loan Bank advances	20,000	13,000	20,500
Trust Preferred Capital Notes	10,000	10,000	—
Other liabilities	1,430	2,393	2,098
Commitments and contingent liabilities	—	—	—

TOTAL LIABILITIES	414,516	337,383	299,983

STOCKHOLDERS’ EQUITY	45,638	19,355	18,851

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$460,154	$356,738	$318,834

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION

Income Statements

	Quarter Ended	Quarter Ended
	March 31,	March 31,
	2004*	2003*
	(Dollars in thousands, except per share)
INTEREST INCOME:
Loans	$1,830	$1,827
Investment securities	2,036	1,529
Federal funds sold	89	47

Total interest income	3,955	3,403
INTEREST EXPENSE:
Deposits	1,115	777
Purchased funds and other borrowings	400	411

Total interest expense	1,515	1,188

Net interest income	2,440	2,215
Provision for loan losses	85	87

Net interest income after provision for loan losses	2,355	2,128

OTHER INCOME:
Deposit account service charges	40	37
Gain on loan sales	1,129	1,116
Gain on sale of available-for-sale securities	299	879
Other operating income	71	23

Total other income	1,539	2,055
OTHER EXPENSES:
Salaries and employee benefits	1,744	1,379
Occupancy expense	291	205
Equipment expense	157	134
Operating expenses	889	835

Total other expenses	3,081	2,553

INCOME BEFORE INCOME TAXES	813	1,630
Income tax expense	171	506

NET INCOME	$642	$1,124

Net income per common share, basic	$0.17	$0.35

Net income per common share, diluted	$0.15	$0.33

Weighted average number of shares, basic	3,866,312	3,172,653

Weighted average number of shares, diluted	4,259,043	3,395,847

*	Unaudited financial results, includes certain reclassifications from prior period which do not effect end results

ALLIANCE BANKSHARES CORPORATION

Statistical Information

	March 31,	March 31,
	2004*	2003*
	(Dollars in thousands, except per share)
Performance Information:
For The Quarter Ended,
Earnings per share, basic	$0.17	$0.35
Earnings per share, diluted	0.15	0.33
Return on average assets	0.69%	1.59%
Return on average equity	8.58%	25.10%
Net interest margin**	2.95%	3.53%
Credit Quality Ratios:
Allowance for loan losses to total loans	1.21%	1.25%
Allowance for loan losses to non-accrual loans	N/A	N/A
Allowance for loan losses to nonperforming assets	N/A	N/A
Nonperforming assets to total assets	N/A	N/A
Net chargeoffs to average loans	0.02%	0.00%
Capital Information:
Book value per share	$9.62	$5.94
Tier I risk-based capital ratio	22.6%	11.9%
Total risk-based capital ratio	23.4%	12.6%
Leverage capital ratio	12.2%	6.2%
Total equity to total assets ratio	9.9%	5.9%

*	Unaudited financial results

**	On a fully tax-equivalent basis assuming a 34% federal tax rate.